EXHIBIT 10.5

AMENDMENT THREE TO THE

1995 DIVIDEND INCREASE UNIT PLAN OF

DUKE REALTY SERVICES LIMITED PARTNERSHIP

This Amendment Three to the 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership (As Amended and Restated Effective October 1, 1999) (“Plan”) is hereby adopted this 30th day of October, 2002 by Duke Realty Services Limited Partnership (“Partnership”).  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Partnership maintains the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 5.1 of the Plan, the Board of Directors (“Board”) of Duke Realty Corporation (“Corporation”) and the Executive Compensation Committee of the Board (“Committee”) have reserved the right to amend the Plan with respect to certain matters; and

WHEREAS, the Committee has determined to amend the Plan to allow for the deferral of Plan distributions through the Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership and to eliminate the payment of any Plan benefits in stock and instead pay all Plan benefits in cash; and

WHEREAS, the Committee has approved and authorized this Amendment Three to the Plan;

NOW, THEREFORE, pursuant to the authority reserved to the Committee under Section 5.1 of the Plan, the Plan is hereby amended, effective as of October 30, 2002, in the following particulars:

By adding the following to the end of Section 1.5 of the Plan:

“Effective October 30, 2002, no shares of Company stock shall be issued under the Plan and the number of shares of Company stock available for issuance under the Plan on or after that date shall be zero.

Effective October 30, 2002, the maximum value of the awards payable under the Plan that would have, absent Amendment Three to the plan dated October 30, 2002, been issued under the Plan in Company common shares shall be an amount equal to the maximum number of Company common shares that could have otherwise been issued under the Plan times the per share New York Stock Exchange closing price of such shares on the date such shares would have otherwise been issued. The intent of this paragraph is to limit the value of the awards payable under the Plan after Amendment

Three to the Plan to the value of the awards payable under the Plan before such Amendment.”

By adding the following new Section to Article IV of the Plan:

“4.4         Deferral of Distributions.  Notwithstanding the foregoing, any distribution payable to a Participant under this Plan may be deferred by that Participant under the Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership (the ‘Deferred Plan’), provided that the Participant is a participant in the Deferred Plan and files a deferral election in a timely manner as prescribed by that Deferred Plan.  If such an election is made, the benefit that is deferred will cease to be payable under this Plan and will instead be payable under the terms of the Deferred Plan.”

By adding the following to the end of Section 4.2 of the Plan:

“Notwithstanding the foregoing, any distribution made under the Plan on or after October 30, 2002 will be made in cash rather than shares of Company stock.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Services Limited Partnership, by a duly authorized officer of the Corporation (the Partnership’s general partner), has executed this Amendment Three to the 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership (As Amended and Restated Effective October 1, 1999) this 30th day of October, 2002.